                                                                   Exhibit 99.1

                                                         STERIS CORPORATION LOGO
PRESS ANNOUNCEMENT FOR IMMEDIATE RELEASE

Contacts:  Bill R. Sanford, Chairman, President, and CEO
         Michael A. Keresman, III, Senior Vice President and CFO
           (216) 354-2600

                STERIS REPORTS FISCAL 1997 THIRD QUARTER RESULTS
             BOARD AUTHORIZES REPURCHASE OF UP TO 3,000,000 SHARES

  Mentor, Ohio (January 30, 1997) -- STERIS Corporation (NASDAQ:STRL) today reported financial results for its fiscal 1997 third quarter ended December 31, 1996. In addition the Company announced that its Board of Directors has authorized the periodic repurchase of up to 3,000,000 STERIS common shares in the open market.

  Net revenues for the fiscal third quarter were $151.0 million. Net income was $13.5 million, or $0.38 per share. In the prior year quarter revenues were $163.6 million with net income of $17.6 million, or $0.50 per share.

  Through nine months of fiscal 1997, revenues were $417.4 million compared to $416.8 million in the first nine months of the prior year. Income before non-recurring items in the latest nine months was $34.8 million, or $0.98 per share, compared to last year's nine months net income of $33.9 million, or $0.98 per share.

  The prior year totals reflect pooling of interests accounting associated with STERIS's acquisition of Amsco International, Inc. in May 1996. Approximately 1,000,000 additional shares were used in the earnings per share calculations in the current fiscal year compared to the prior fiscal year.

  Revenues for the fiscal third quarter increased 9.0% from this year's fiscal second quarter which were 8.3% ahead of the fiscal first quarter. Since completing the acquisition of Amsco, the Company has reported increasing quarterly revenues of $127.9 million, $138.5 million, and $151.0 million in the first, second, and third fiscal quarters, respectively. Net income as a percent of revenues also continued a similar quarterly trend, from 7.6% to 8.3% to 9.0% in the just completed third quarter.

  Bill R. Sanford, STERIS's Chairman, President, and Chief Executive Officer, stated, "During our third quarter STERIS continued to build a premier company to best meet our Customers' needs for infection prevention, contamination control, and surgical support products, services, and technologies. Although the third quarter financial results were below expectations for the quarter itself, we currently believe that we will exceed our objective of 20% net income growth, exclusive of non-recurring items, for the 1997 fiscal year which ends March 31. We expect the sequential quarterly growth of the first three quarters to continue through the fiscal fourth quarter."

  Mr. Sanford further commented, "STERIS completed the acquisition of Amsco in mid-May and has been working on an aggressive timetable in the last seven and one-half months to consolidate and integrate the businesses. At the end of the third quarter we were on or ahead of schedule in the major operational aspects of the business combination, including domestic sales and service consolidation, facilities closings and operations relocations, and systems integration.

  "This year's quarterly revenue objectives were based on combined historical trends which showed the December quarter to have significantly higher sales volume than the March quarter because of the weighting of the Amsco capital equipment business. Amsco sales were historically back-end loaded each quarter. Prior to the acquisition, Amsco operated on a calendar year basis. In past years the December quarter sales volume was disproportionately strong with substantial sales being recognized during the week following Christmas.

  "During the just completed quarter, the expected December month-end sales increase did not occur. We believe this was because of the combined effects of several factors: (1) the learning curve demands associated with the October implementation of our newly consolidated domestic sales organization; (2) a new sales compensation program that eliminated specific ties to calendar year-end results; and (3) the mid-week holidays in December. Just as the third quarter sales performance was not consistent with the historical trends, we believe the same will be true in the opposite direction in our fiscal fourth quarter."

   STERIS CORPORATION M 5960 Heisley Road M Mentor, Ohio 44060 M 216-354-2600

  Discussing other significant accomplishments in the quarter, Mr. Sanford said, "Sales of STERIS 20(TM), the Company's proprietary single-use sterilant concentrate, were a new quarterly record high of over 1.7 million units. Sterilant sales through nine months were approximately 40% ahead of the prior year-to-date total. An international milestone for the Company was reached with the sale of the 1,000th STERIS SYSTEM 1(TM) Sterile Processing System outside the U.S.A.

  "In late December STERIS completed the acquisition of the assets of the infection control and contamination control businesses of Calgon Vestal Laboratories from Bristol-Myers Squibb Company. The acquisition expands STERIS's consumable product lines for surface cleaning and decontamination and provides significant opportunities for vertical integration and new product development. New product introductions during the quarter included the VERIFY(TM) private label line of rapid readout biological monitors that were developed at the recently acquired Surgicot business operation. The VERIFY line fills an important void in the Company's current product offerings. Also in late December, the FDA notified STERIS that Amsco had been removed from FDA's Application Integrity Policy which had been in effect since January 1995."

  Mr. Sanford concluded, "We are pleased with the continued progress of the Company. Our sales and customer support capabilities are solid. Our international business is expanding. Our sales mix of equipment and recurring revenues from consumables and services is moving toward our 50/50 target. Our profit margins are improving. Our balance sheet is healthy. Our management team believes that we will achieve our major objectives for the full fiscal year of the new, larger STERIS. The STERIS Board of Directors feels that STERIS shares are currently undervalued in the market. Therefore, the Board has authorized the periodic repurchase of up to 3,000,000 common shares with the amount and timing dependent upon market conditions."

  STERIS Corporation is a leading provider of infection prevention, contamination control, and surgical support systems, products, services, and technologies to healthcare, scientific, research, and industrial Customers throughout the world. The Company has approximately 4,000 Associates (employees) worldwide, including more than 1,000 direct sales, service, and field support personnel. Customer Support facilities are located in major global market centers with manufacturing operations in the United States, Canada, Germany, and Finland.
                                    *  *  *

  This press release contains statements concerning certain trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There are many important factors that could cause actual results to differ materially from those in the forward-looking statements. Many of these important factors are outside STERIS's control. Changes in market conditions, including competitive factors and changes in government regulations, could cause actual results to differ materially from the Company's expectations. No assurance can be provided as to any future financial results. Other potentially negative factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the possibility that the continuing integration of acquired businesses will take longer than anticipated,
(b) the potential for increased pressure on pricing that leads to erosion in profit margins, and (c) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company's products.

                               STERIS CORPORATION

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED         NINE MONTHS ENDED
                                                          DECEMBER 31               DECEMBER 31
                                                     ---------------------     ---------------------
                                                       1996       1995(1)        1996       1995(1)
                                                     --------     --------     --------     --------
NET REVENUE......................................    $151,005     $163,623     $417,363     $416,762
  Cost of goods and services sold................      91,231      101,323      256,978      259,853
                                                     --------     --------     --------     --------
    GROSS PROFIT.................................      59,774       62,300      160,385      156,909
  Costs and expenses:
    Selling, general, and administrative.........      32,505       29,388       86,193       87,908
    Research and development.....................       5,425        4,651       15,598       12,712
                                                     --------     --------     --------     --------
                                                       37,930       34,039      101,791      100,620
                                                     --------     --------     --------     --------
INCOME FROM OPERATIONS...........................      21,844       28,261       58,594       56,289
  Other income...................................         523          300        1,372          398
                                                     --------     --------     --------     --------
INCOME BEFORE TAXES AND NON-RECURRING ITEMS......      22,367       28,561       59,966       56,687
                                                     --------     --------     --------     --------
  Income taxes...................................       8,832       11,009       25,188       22,765
                                                     --------     --------     --------     --------
INCOME BEFORE NON-RECURRING ITEMS................      13,535       17,552       34,778       33,922
                                                     --------     --------     --------     --------
  Non-recurring items (2)........................           0            0      (81,300)           0
                                                     --------     --------     --------     --------
    NET INCOME (LOSS)............................    $ 13,535     $ 17,552     ($46,522)    $ 33,922
                                                     ========     ========     ========     ========
INCOME BEFORE NON-RECURRING ITEMS PER SHARE......    $   0.38     $   0.50     $   0.98     $   0.98
NET INCOME (LOSS) PER SHARE......................    $   0.38     $   0.50     ($  1.39)    $   0.98
                                                     ========     ========     ========     ========
WEIGHTED AVERAGE NUMBER OF SHARES (3)............      36,089       35,041       35,508       34,637
                                                     ========     ========     ========     ========

                                 BALANCE SHEETS

                                                                         DECEMBER 31,         MARCH 31,
                                                                             1996               1996
                                                                         ------------         ---------
ASSETS
  Current assets....................................................       $294,060           $367,693
  Property, plant, and equipment, net...............................         94,232             93,746
  Other assets......................................................        165,743            134,563
                                                                           --------           --------
    TOTAL...........................................................       $554,035           $596,002
                                                                           ========           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities...............................................       $151,717           $125,086
  Other liabilities.................................................        112,788            166,857
  Shareholders' equity..............................................        289,530            304,059
                                                                           --------           --------
    TOTAL...........................................................       $554,035           $596,002
                                                                           ========           ========

                             SUMMARY OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                       QUARTER ENDED DECEMBER DECEMBER 31

                                                      THREE MONTHS ENDED         NINE MONTHS ENDED
                                                          DECEMBER 31               DECEMBER 31
                                                     ---------------------     ---------------------
                                                       1996       1995(1)        1996       1995(1)
                                                     --------     --------     --------     --------
Revenues.........................................    $151,005     $163,623     $417,363     $416,762
Income excluding non-recurring items.............    $ 13,535     $ 17,552     $ 34,778     $ 33,922
Non-recurring items..............................    $      0     $      0     $(81,300)    $      0
Net income (loss)................................    $ 13,535     $ 17,552     $(46,522)    $ 33,922
Per share excluding non-recurring items..........    $   0.38     $   0.50     $   0.98     $   0.98
Net income (loss) per share......................    $   0.38     $   0.50     $  (1.39)    $   0.98

(1) The statements of operations for the three months and nine months ended December 31, 1995 are presented to comply with the accounting treatment required for a "pooling of interests" whereby STERIS and Amsco are shown as if merged for all periods included above.

(2) Non-recurring charges of $81.3 million net of tax, or $2.44 per share, relate to costs incurred in connection with the Amsco merger. These charges include transaction costs of $15.0 million and restructuring charges for eliminating redundant assets, executive employment agreements and other planned employee severance, write-off of goodwill related to certain operations and other merger-related activities.

(3) The weighted average number of common shares used in calculating income before non-recurring items per share includes weighted average shares outstanding and the effects of potentially dilutive securities (stock options).

   STERIS CORPORATION LOGO
      STERIS CORPORATION
5960 Heisley Road - Mentor, OH
            44060
   Infection Prevention and
Surgical Support ... Worldwide


                               PRESS ANNOUNCEMENT
                            PLEASE OPEN IMMEDIATELY